**Kelly Thornburg**

Re: Employment Letter

Dear Kelly,

On behalf of XBiotech USA Inc., I am pleased to offer you a position as Senior Vice President Operations. In this capacity, you will be paid at a gross semi-monthly rate of $13,125. You will report to John Simard, CEO of XBiotech, and the effective date of the agreement will be June 8, 2015.

Your responsibilities will be ultimate delivering drug product on time to meet clinical and commercial obligations, which will include but not limit to the following:

- assuring regulatory compliance with FDA and EMA with respect to all facilities and processes;
- developing manufacturing processes and other reporting and quality systems necessary for establishing and operating cGMP processes;
- oversight of daily operations of Manufacturing, QA and QC;
- launch and validation of a new commercial manufacturing facility.

You are also entitled to an annual bonus of 20% of your base salary providing satisfactory performance. For the purposes of relocation you will be provided with $1,500 house hunting trip to Austin, $10,000 moving allowance, $9,000 temporary house allowance; $54,000 current house selling assistance; $2,500 closing cost for a new house and $15,000 other allowances related to relocation.

The offer described above is contingent upon the results of your reference/background check and completion of an I-9 form as well as e-verify. Your employment is also contingent upon your signing and returning a Confidentiality and Non-disclosure Agreement on your first day of work. XBiotech will provide you 100% employer-paid Medical and Dental Plan for individuals (not including family members). These benefits will begin after a waiting period not to exceed two months of your employment. XBiotech will also provide you with 70,368 (Seventy thousand three hundred and sixty-eight) Employee Stock Options, at an exercise price equal to the closing price on the day you start work at XBiotech (June 8, 2015), vesting annually in equal portion over three years.

We understand, based on what you have told us, that by coming to work for XBiotech in the above position you will not be violating any Employment Agreement, Confidentiality/Non-disclosure Agreement, Covenant Not to Compete Agreement, or Shareholder Agreement with any former employer. If you have signed any such agreements, we need you to provide us with a copy of each agreement before beginning employment with XBiotech. Further, we expect that you do not currently possess from your former employers any:

1. Biological samples.
2. Client, customer, vendor, contractor, consultant or employee files or lists.

3. Confidential or trade secret information.

Please let us know if you possess any of the above. If you do, you will need to return them immediately to your former employer.

Your employment with XBiotech will be on an "at-will" basis, meaning that you can be terminated or released from your employment at any time, with or without cause or notice. Likewise, we respect your ability to leave employment at anytime, for any reason, with or without notice.

Please indicate your acceptance of our offer by signing below and returning one copy of the letter, with your original signature. This is the parties' entire agreement on the matter and supersedes all previous agreements or negotiations. If you have any questions, please do not hesitate to contact me.

Sincerely

Queena Han, VP Finance and HR

______________________________

I accept the terms and conditions of employment as set forth above and understand that I am not relying on any prior statements or representations not contained within this letter. I also confirm that I do not have possession of any of the types of files described above from any former employer. Finally, to the best of my knowledge, my employment with XBiotech will not violate any agreement that I have with any former employer

Date: June 8, 2015     Signature: ____________________